Exhibit 1.1

SUBSCRIPTION AGENT

AGREEMENT

THIS SUBSCRIPTION AGENT AGREEMENT (“Agreement”) between New Peoples Bankshares, Inc. (the “Company”), and Registrar and Transfer Company, a New Jersey corporation (the “Agent”), is dated as of     , 2012.

1. Appointment.

(a) The Company is conducting an offering of up to 16,666,667 shares (“Shares”) of its common stock ($2.00 par value) (“Common Stock”) in a rights offering to eligible shareholders and to the public in a public offering at a price of $1.50 per share (the “Offering”). The Offering will not be completed unless the Company receives valid subscriptions for $16 million or 6,666,667 shares (the “Minimum Offering Amount”).

(b) The Company is distributing at no charge (the “Rights Offering”) to its shareholders of record at the close of business on                     , 2012 (the “Record Date”), non-transferable subscription rights (the “Rights”) to purchase                      Shares in the Offering. Each shareholder will receive one Right for each share of Common Stock owned. Each Right entitles the shareholder to purchase 1.665 Shares at a purchase price of $1.50 per Share (the “Subscription Price”). With each five Shares purchased in the Rights Offering, each Purchaser also will receive one (1) warrant to purchase another share of Common Stock at the price of $1.75 per share (the “Warrant(s)”).

(b) The Rights Offering will expire on June 15, 2012 at 5:00 p.m. Eastern Time (the “Rights Expiration Date”), unless the Company extended the period of time for which the Rights Offering is open (but not beyond August 15, 2012), in which event the term “Rights Expiration Date” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

(c) The Company will also offer in the Offering the balance of the 16,666,667 Shares (“Maximum Offering Amount”) for which valid subscriptions have not been accepted in the Rights Offering to the public at the price of $1.50 per Share (the “Public Offering”). With each five Shares purchased in the Public Offering, each Purchaser shall receive one (1) Warrant. The Public Offering will be completed or terminated by the Company on or before September 15, 2012 or such later date (but not later than December 31, 2012) during which the Company elects to keep the Public Offering open (“Offering Expiration Date”).

(d) The Company filed a Registration Statement on Form S-1 (File No.                      relating to the Rights Offering with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on                     , 2012 (the “Registration Statement”). The terms of the Offering are more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement as such Registration Statement may be declared effective by the SEC. All terms used and not defined in this Subscription Agent Agreement have the same meaning as in the Prospectus. Promptly after the Record Date, the Agent, in its capacity as transfer agent, will generate a list of holders of Common Stock as of the Record Date (the “Record Shareholders List”).

(e) The Company appoints the Agent to act as subscription agent (the “Subscription Agent”) for the Offering in accordance with and subject to the following terms and conditions. “Subscribed” shall mean submitted for purchase of Shares from the Company in accordance with the terms of the Offering, and the term “Subscription” shall mean any such submission whether pursuant to the exercise of Rights in connection with the Rights Offering or by subscriptions in the Public Offering.

2. Subscription of Rights.

(a) The Rights are evidenced by subscription rights (the “Certificates”). The Certificates entitle the recipients to subscribe, upon payment of the Subscription Price, for 1.665 shares per each Right evidenced by a Certificate (the “Basic Subscription Right”). No fractional shares will be issued. In the event that the number of Rights submitted by a recipient are exercisable for a number of Shares that is not a whole number, the number of shares of Common Stock issuable to such recipient will be rounded down to the nearest whole Share.

(b) The Rights Offering includes an over-subscription right entitling recipients that fully exercise their Basic Subscription Right, to subscribe and pay the Subscription Price for Shares that are not subscribed for under the Basic Subscription Rights by other eligible shareholders (the “Over-Subscription Right”). Reference is made to the Prospectus for a complete description of the Basic Subscription Right and the Over-Subscription Right and the proration of it.

3. Duties of Subscription Agent. As Subscription Agent, the Agent is authorized and directed to perform the following:

(a) Issue the Certificates in accordance with this Agreement in the names of the holders of the Common Stock of record or other nominees on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. The Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

(b) Promptly after the Agent receives the Record Shareholders List, the Agent shall:

(i) mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise) to each holder of Common Stock of record on the Record Date whose address of record is within the United States, (i) a Certificate evidencing the Rights to which such shareholder is entitled under the Rights Offering, (ii) a copy of the Prospectus, and (iii) a return envelope addressed to the Subscription Agent; and

(ii) mail or cause to be mailed, to each holder of Common Stock of record on the Record Date whose address of record is outside the United States, or is an A.P.O. or F.P.O. address, a copy of the Prospectus. The Agent shall refrain from mailing Certificates issuable to any holder of Common Stock of record on the Record Date whose address of record is outside the United States, or is an A.P.O. or F.P.O. address, and hold such Certificates for the account of such shareholder subject to such shareholder making satisfactory arrangements with the Subscription Agent for the exercise of the

Rights evidenced by it, and follow the instructions of such shareholder for the exercise of such Rights if such instructions are received at or before 11:00 a.m., Eastern Daylight Savings Time, at least three business days prior to the Rights Expiration Date.

(c) Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Rights Expiration Date of Rights in accordance with the terms of the Certificates and the Prospectus and accept Subscriptions in the Public Offering on or prior to the Offering Expiration Date upon the due execution of a Subscription Agreement (including payment of the Subscription Price).

(d) Subject to the next sentence, accept Subscriptions from shareholders whose Certificates are alleged to have been lost, stolen, or destroyed upon receipt by the Agent of an affidavit of theft, loss, or destruction and a bond of indemnity in form and substance reasonably satisfactory to the Agent, accompanied by payment of the Subscription Price for the total number of Rights Subscribed. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Certificates and the Agent shall withhold delivery of the Rights Subscribed for until after the Certificates have expired and it has been determined that the Rights evidenced by the Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

(e) Accept Subscriptions in the Rights Offering, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives, or any other person:

(i) if the Certificate is registered in the name of a fiduciary and is executed by, and the Common Stock is to be issued in the name of, such fiduciary;

(ii) if the Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the Common Stock is to be issued in the names of, and is to be delivered to, such joint tenants;

(iii) if the Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent, provided the Common Stock is to be issued in the name of such corporation; or

(iv) if the Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator, or personal representative, provided, the Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

(f) Refer to the Company, for specific instructions as to acceptance or rejection, Subscriptions in the Rights Offering received after the Rights Expiration Date, Subscriptions not authorized to be accepted, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Certificates.

4. Acceptance of Subscriptions. Upon acceptance of a Subscription, the Agent shall from time to time during the Offering:

(a) Hold all monies received in connection with Subscriptions in a dedicated, non-interest bearing account for the benefit of the Company. Promptly, on one or more occasions following receipt of Subscriptions for at least the Minimum Offering Amount, and upon notice from the Company , the Agent shall distribute to the Company the funds in such account as directed by the Company in such notice. The Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise. In the event that the Offering is not consummated because the Company has withdrawn, cancelled or terminated the Offering or has failed to obtain subscriptions for the Minimum Offering Amount by the Offering Expiration Date, the Agent shall liquidate the segregated account in which the subscription monies were held as promptly as practicable and distribute the funds to each respective subscribing shareholder who elected to exercise its Rights and to each subscriber in the Public Offering.

(b) Advise the Company weekly (or more frequently upon request) by email to                      in the form of a spreadsheet as to the total number of Shares Subscribed for and the total amount of funds received, with cumulative totals for each and the amount of funds received identified in accordance with (a) above, deposited, available, or transferred in accordance with (a) above, with cumulative totals; and

(c) As promptly as possible after Subscriptions have been received for the Minimum Offering Amount and thereafter, on one or more occasions as requested by the Company from time to time, but in any event on or before 3:30 p.m., Eastern Daylight Savings Time, on the first full business day following the Offering Expiration Date, advise the Company in accordance with (b) above of the number of Shares already issued in the Offering, the number of Shares Subscribed and the number of Shares unsubscribed. In the event the Offering includes a guarantee delivery period, such report shall be preliminary and a final report will be provided within one day following the expiration of any such guarantee delivery period.

5. Issuance of Shares. Once subscriptions have been received for the Minimum Offering Amount:

(a) As directed by the Company on one or more occasions, the Agent shall issue Common Stock for which Subscriptions have been received and accepted and funds therefor distributed to the Company pursuant to Section 4(a).

(b) The Certificates will be physical certificates.

(c) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Common Stock to enable Shares up to the Maximum Offering Amount to be issued in the Offering. Subject to the terms and conditions of this Agreement, the Agent in its capacity as Transfer Agent for the Common Stock, will issue, in physical form, certificates evidencing the appropriate number of Shares as required from time to time in order to effectuate the Subscriptions.

(d) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration, or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision, to insure that all Shares issuable upon the exercise of the Certificates or pursuant to Subscriptions at the time of delivery of the certificates (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges, and security interests created by or imposed upon the Company with respect to it.

(e) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents, and approvals of the SEC and any other governmental agency or authority and make such filings under federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of Certificates or the issuance, sale, transfer, and delivery of Shares issued upon exercise of Certificates or pursuant to Subscriptions in the Offering.

6. Procedure for Discrepancies. The Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Certificate may indicate are to be issued to a shareholder and the number that the Record Shareholders List indicates may be issued to such shareholder. In any instance where the Agent cannot reconcile such discrepancies by following such procedures, the Agent will consult with the Company for instructions as to the number of Shares, if any, it is authorized to issue. In the absence of such instructions, the Agent is authorized not to issue any Shares to such shareholder.

7. Procedure for Deficient Items. The Agent shall examine the Certificates and Subscription Agreements received by it as Subscription Agent to ascertain whether they appear to have been properly completed and executed. In the event the Agent determines that any Certificate or Subscription Agreement does not appear to have been properly completed or executed, or where the Certificates or Subscription Agreements do not appear to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to exist, the Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Agent is not authorized to waive any irregularity in connection with the Subscription, unless the Agent shall have received from the Company written approval which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Subscription has been cured or waived and that such Subscription has been accepted by the Company. Otherwise, if any irregularity in a Certificate or Subscription Agreement is neither corrected nor waived, the Agent will return to the subscribing shareholder or investor (at its option by either first class mail under a blanket surety bond or insurance protecting the Agent and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Certificates or by registered mail insured separately for the value of such Certificates) to such shareholder’s address as set forth in the Subscription any Certificates surrendered in connection with it or any defective Subscription Agreements and, in the case of Certificates, any other documents received with such Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Certificates and other documents or the Subscription Agreement.

8. Date/Time Stamp. Each document received by the Agent relating to its duties under this Subscription Agent Agreement shall be dated and time stamped when received.

9. Tax Reporting. Should any issue arise regarding federal income tax reporting or withholding, the Agent shall take such action as the Company reasonably instructs in writing.

10. Termination. The Company may terminate this Agreement at any time by so notifying the Agent in writing. The Agent may terminate this Agreement upon 60 days’ prior written notice to the Company. Upon any such termination, the Agent shall be relieved and discharged of any further responsibilities with respect to its duties under this Subscription Agent Agreement. Upon payment of all the Agent’s outstanding fees and expenses, the Agent shall forward to the Company or its designee promptly any Certificate and Subscription Agreement or other document relating to the Agent’s duties that the Agent may receive after its appointment has so terminated. Sections 11, 12, 13, 15, 17, and 19 of this Agreement shall survive any termination of this Agreement.

11. Authorizations and Protections. As agent for the Company, the Agent:

(a) shall have no duties or obligations other than those specifically set forth in this Subscription Agent Agreement or as may subsequently be agreed to in writing by the Agent and the Company;

(b) shall have no obligation to issue any Shares unless the Company provided a sufficient number of certificates for such Shares;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Certificates surrendered to the Agent or Subscription Agreements submitted to the Agent or Shares issued in the Offering, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Offering;

(d) shall not be obligated to take any legal action; if, however, the Agent determines to take any legal action, and where the taking of such action might, in the Agent’s reasonable judgment, subject or expose it to any expense or liability, the Agent shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;

(e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, or other document or security delivered to the Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating to it;

(g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Offering, including without limitation obligations under applicable securities laws;

(h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic, or oral instructions of officers of the Company with respect to any matter relating to the Agent acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions);

(i) may consult with counsel satisfactory to the Agent, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Agent in good faith and in reliance upon the advice of such counsel; and

(j) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

12. Indemnification. The Company agrees to indemnify the Agent for, and hold it harmless from and against, any loss, liability, claim, or expense (“Loss”) arising out of or in connection with the Agent’s performance of its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of the Agent’s negligence or intentional misconduct.

13. Limitation of Liability.

(a) In the absence of negligence or intentional misconduct on its part, the Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this agreement to the contrary notwithstanding, in no event shall the Agent be liable for special, indirect, incidental, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Agent has been advised of the likelihood of such damages and regardless of the form of action. Any liability of the Agent will be limited to the amount of fees paid by the Company under this Subscription Agent Agreement.

(b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or the Agent’s duties or the rights of the Company or of any holders surrendering Certificates or submitting Subscription Agreements in the Offering, the Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and the Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all shareholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Agent and executed by the Company and each such shareholder and party. In addition, the Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the shareholders and all other parties that may have an interest in the settlement.

14. Representations, Warranties and Covenants. The Company represents, warrants, and covenants that

(a) it is duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation,

(b) the making and consummation of the Offering and the execution, delivery, and performance of all transactions contemplated (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement, or instrument to which either is a party or is bound,

(c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding obligation of the Company, enforceable against the Company in accordance with its terms,

(d) the Offering will comply in all material respects with all material applicable requirements of law, and (e) to the best of its knowledge, there is no litigation pending as of the date of this Subscription Agent Agreement in connection with the Offering.

15. Notices. All notices, demands, and other communications given pursuant to the terms and provisions of shall be in writing, shall (except as provided for in Section 16) be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:

New Peoples Bankshares, Inc.

P.O. Box 1810

Honaker, Virginia 24260

Telephone (276) 873-6288

Email:

Facsimile:

Attn:

With a copy to:

LeClairRyan, A Professional Corporation

10 S. Jefferson Street, Suite 1800

Roanoke, Virginia 24011

Telephone: (540) 510-3024

Facsimile: (540) 510-3050

Email: douglas.densmore@leclairryan.com

Attn: Douglas W. Densmore, Esq.

If to the Agent:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

Attention:

Telephone:

Telecopy:

16. Instructions. Any instructions given to the Agent orally, as permitted by any provision of this Agreement, shall, upon the request of the Agent, be confirmed in writing by the Company (which for these purposes only may be undertaken by e-mail transmission) as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

17. Fees. Whether or not any Certificates are surrendered to the Agent or Subscription Agreements submitted for its services as Subscription Agent, the Company shall pay to the Agent the fees reflected on the fee schedule attached, together with reimbursement for reasonable out-of-pocket expenses. All amounts owed to the Agent are due upon receipt of the invoice.

18. Force Majeure. the Agent shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

19. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflict of laws, rules, or principles.

(b) No provision of this Agreement may be amended, modified, or waived, except in writing signed by all of the parties.

(c) Except as expressly set forth elsewhere in this Agreement, all notices, instructions, and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed as provided in Section 15 to such other address as a party shall notify the other parties in writing.

(d) In the event that any claim of inconsistency between this Agreement and the terms of the Offering arise, as they may from time to time be amended, the terms of the Offering shall control, except with respect to the Agent’s duties, liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.

(e) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained in this Subscription Agent Agreement and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

(f) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties.

(g) This Agreement may not be assigned by any party without the prior written consent of all parties.

(h) This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same agreement, and each of which may be delivered by the parties by facsimile or other electronic transmission, which shall not impair the validity of such counterparts.

(Signature page follows)

Signature

Page to

Subscription Agent

Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the day and year above written.

NEW PEOPLES BANKSHARES, INC.

By:

Name:

Title:

REGISTRAR AND TRANSFER COMPANY

By:

Name:

Title: